Exhibit 99.1

Innovex Announces Fourth Quarter and Fiscal Year 2008 Results

PLYMOUTH, Minn.--(BUSINESS WIRE)--November 19, 2008--Innovex (Pink Sheets: INVX) today reported revenue for the fiscal 2008 fourth quarter ending September 27, 2008 of $20.8 million compared to $16.2 million for the fiscal 2008 third quarter, representing a 28.4% increase quarter to quarter and a 4.6% decrease as compared to the fiscal 2007 fourth quarter which ended September 29, 2007. Revenue for fiscal year 2008 was $71.0 million compared to $87.8 million for fiscal year 2007, a 19.1% decrease year to year.

Revenue excluding pass through material for the fiscal 2008 fourth quarter was $15.7 million compared to $10.3 million for the fiscal 2008 third quarter, representing a 52.4% increase quarter to quarter and a 35.3% increase as compared to the fiscal 2007 fourth quarter. Revenue excluding pass through material for fiscal year 2008 was $45.7 million compared to $46.4 million for fiscal year 2007, a 1.5% decrease year to year.

“The revenue and revenue excluding pass through material performance for the second half of fiscal year 2008 reflects the significant growth in the base flex business that occurred in that period replacing the high pass through content FSA product which went end of life in the second quarter of fiscal 2008,” said Terry Dauenhauer, Innovex’s President and Chief Executive Officer. “Fiscal year 2008 has been very challenging but we have been able to come through it with significant improvements in several areas. Between fiscal 2007 fourth quarter and fiscal 2008 fourth quarter we have essentially replaced the revenue of a high volume product that went end of life by adding a significant new customer, growing established customers as well as expanding our customer and market base. We have been able to improve our business terms with our customers and suppliers and restructure our debt with our banking partners to provide additional working capital. The current world economic slow down just represents another challenge that the Innovex team is ready to face and turn into an opportunity.”

The Company also reported a fourth quarter of fiscal 2008 net loss of $6.5 million, or $0.33 per diluted share, as compared to a net loss of $4.5 million, or $0.23 per diluted share, in the third quarter of fiscal 2008 and a net loss of $10.2 million, or $0.52 per diluted share, in the fourth quarter of fiscal 2007. The fiscal year 2008 net loss was $28.0 million, or $1.44 per diluted share, as compared to a net loss of $32.1 million, or $1.66 per diluted share in fiscal year 2007. The $6.5 million net loss in the fourth quarter of fiscal 2008 included a one-time non-cash charge of $1.5 million, which was largely related to the write-down of excess and obsolete inventory.

The Company’s fiscal 2008 fourth quarter net loss included restructuring charges of $388,000, or $0.02 per diluted share, resulting in a net loss, excluding restructuring charges, of $6.1 million, or $0.31 per diluted share. This compares to the Company’s fiscal 2008 third quarter net loss which included restructuring charges of $470,000, or $0.02 per diluted share, resulting in a net loss, excluding restructuring charges, of $4.0 million, or $0.21 per share and the fiscal 2007 fourth quarter net loss which included restructuring and goodwill impairment charges of $4.0 million resulting in a net loss, excluding restructuring and goodwill impairment charges, of $6.2 million, or $0.32 per diluted share.

The fiscal year 2008 net loss includes restructuring charges of $3.8 million, or $0.20 per diluted share, resulting in a net loss excluding the restructuring charges, of $24.2 million, or $1.24 per diluted share. The Company’s fiscal year 2007 net loss was $22.3 million, or $1.15 per diluted share, excluding restructuring and goodwill impairment charges of $9.9 million.

Flat Panel Display (FPD) product revenue constituted 52% of the Company’s net sales for the fiscal 2008 fourth quarter, Actuator Flex Circuit (AFC) revenue was 43% and integrated circuit packaging application, network system and other application revenue was 5%.

In fiscal year 2008, FPD product revenue constituted 44% of the Company’s net sales, AFC revenue was 38%, Flex Suspension Assembly (FSA) product revenue was 12%, and integrated circuit packaging application, network system and other application revenue was 6%.

The $4.6 million increase in revenue in the fiscal 2008 fourth quarter, as compared to the fiscal 2008 third quarter, was driven by growth in the Company’s AFC and FPD business. AFC growth was related to increased production for the Company’s newest AFC customer which entered high volume production in June. FPD growth resulted from additional programs entering production and volume increases for several programs already in production at the Company’s major FPD customer. Fiscal 2008 fourth quarter revenue was $1.0 million lower than fiscal 2007 fourth quarter but increases in AFC and FPD revenue have nearly replaced the $8.7 million of FSA revenue that was included in the fiscal 2007 fourth quarter prior to the FSA product reaching its end of life in the second quarter of fiscal 2008.

While gross margins improved by 1.4 percentage points in the fourth quarter of fiscal 2008 as compared to the third quarter of fiscal 2008 as a result of the increased revenue, the improvement did not meet internal expectations and gross margins continue to be negative. The Company expects operational execution improvement for fiscal year 2009 with corresponding gross margin improvement dependant on overall demand providing additional capacity utilization rate increases.

"We are encouraged by the new business growth experienced during the fourth quarter of fiscal 2008, a second consecutive quarter of greater than 25% growth," commented Terry Dauenhauer, Innovex's President and Chief Executive Officer. "We also entered the current quarter optimistic about additional growth, however recent weakness in demand from our major customers as a result of the difficult world economic situation has made a third consecutive quarter with quarter to quarter growth unlikely. We are continuing to aggressively pursue releasing additional new customers into production to offset the potential risk of further softening of demand from our major customers."

“While we are excited by the higher level of revenue, we struggled to achieve targeted operating results with the significant increase in new products entering production during the quarter. Lower yields on the new products prevented us from seeing the expected improvement in our gross margin corresponding to the increased revenue. Our inability to ramp efficiently was disappointing, but yields have continued to improve and as long as capacity utilization does not degrade, are expected to provide improved operational performance in the current quarter,” stated Mr. Dauenhauer.

Cash provided by operating activities was $5.4 million in the fourth quarter of fiscal 2008. Fiscal year 2008 cash used in operating activities was $8.9 million. The Company’s liquidity on September 27, 2008 was $9.0 million, which was comprised of $6.5 million of cash on hand and $2.5 million of availability under the Company’s existing credit facilities. The Company’s liquidity position on September 27, 2008 improved by $3.1 million as compared to June 28, 2008 mainly because of the improvement in the Company’s Days Sales Outstanding (DSO) from 75 days in the third quarter of fiscal 2008 to 62 days in the fourth quarter of fiscal 2008. In addition, the Company also worked with major suppliers to realign payment terms more consistent with the Customer payment terms. Capital expenditures for fiscal year 2008 were $3.3 million. Capital expenditures for fiscal year 2009 are expected to be approximately $3 million. The improved liquidity position will help support the Company’s revenue growth anticipated over the next fiscal year.

“We continue to be pleased with the support of our Thai banking partners, our customers and suppliers in working with us to improve our cash flow,” stated Randy Acres, Innovex’s Chief Financial Officer. “With our improved customer and supplier terms, the continued support of our Thai banking partners, improvements to our manufacturing operation efficiency which we are beginning to experience and additional growth in our AFC and FPD business, we expect to have adequate cash resources to meet our growth and operational cash needs for fiscal year 2009.”

Conference Call & Live Webcast

Innovex will conduct a conference call and webcast for investors beginning at 5:00 p.m. Eastern Time (ET) on Wednesday, November 19, 2008. During the conference call, Mr. Dauenhauer and other Company Officers will discuss the Company’s future product, revenue, mix and margin expectations along with historical results.

To listen to the live conference call, dial 785-424-1052 and ask for conference ID “Innovex.” The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available 6:00 p.m. ET on Wednesday, November 19, 2008 through 11:59 p.m. ET on Friday, November 21, 2008. To access the replay, dial (402) 220-0470 and ask for conference ID “Innovex.” The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, the Company’s ability to qualify and ramp for new products, fluctuations in financial results, continued cash availability under Company credit facilities, fluctuations in currency rates and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

INNOVEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended
	September 27, 2008	September 29, 2007

Net sales	$20,796	$21,806
Costs and expenses:
Cost of sales	23,537	23,582
Selling, general and administrative	2,316	2,701
Royalty expense to equity investee	-	127
Engineering	554	869
Restructuring and goodwill impairment charges	388	3,968
Net (gain) loss on sale of assets	-	28
Net interest expense	852	579
Net other (income) expense	(403)	106
Income (loss) before income taxes	(6,448)	(10,154)

Provision for income taxes	17	11
Net income (loss)	($6,465)	($10,165)

Net income (loss) per share:
Basic	($0.33)	($0.52)
Diluted	($0.33)	($0.52)

Weighted average shares outstanding:
Basic shares	19,411	19,397
Diluted shares	19,411	19,397

	Twelve Months Ended
	September 27, 2008	September 29, 2007

Net sales	$71,039	$87,844
Costs and expenses:
Cost of sales	80,113	90,531
Selling, general and administrative	9,136	11,694
Royalty expense to equity investee	128	626
Engineering	2,472	3,448
Restructuring and goodwill impairment charges	3,827	9,857
Net (gain) loss on sale of assets	(125)	1,266
Net interest expense	3,054	2,346
Net other (income) expense	418	212
Income (loss) before income taxes	(27,984)	(32,136)

Provision for income taxes	17	11
Net income (loss)	($28,001)	($32,147)

Net income (loss) per share:
Basic	($1.44)	($1.66)
Diluted	($1.44)	($1.66)

Weighted average shares outstanding:
Basic shares	19,409	19,389
Diluted shares	19,409	19,389

INNOVEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
	September 27	September 29
Assets	2008	2007
Cash and short-term investments	$6,532	$10,454
Accounts receivable, net	14,345	13,742
Inventory	9,999	11,055
Other current assets	1,876	2,460
Total current assets	32,752	37,711
Property, plant and equipment, net	34,438	38,815
Assets held for sale	1,927	2,058
Intangible & other assets, net	40	776
Total assets	$69,157	$79,360

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$3,538	$11,049
Line of credit	32,665	20,434
Accounts payable	23,306	14,865
Other current liabilities	4,479	3,535
Total current liabilities	63,988	49,883
Long-term debt	18,970	15,549
Stockholders' equity	(13,801)	13,928
Total liabilities and stockholders' equity	$69,157	$79,360

INNOVEX, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Twelve months ended
	September 27, 2008	September 29, 2007
Cash Flows From Operating Activities:
Net income (loss)	($28,001)	($32,147)
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depreciation and amortization	7,729	8,259
Asset impairment charges	-	4,159
Stock option expense	269	529
Other non-cash items	(71)	1,266
Changes in operating assets and liabilities:
Accounts receivable	(603)	409
Inventories	1,056	954
Other current assets	584	85
Other long term assets	727	301
Accounts payable	8,441	(859)
Other current liabilities	944	(553)
Net cash provided by (used in) operating activities	(8,925)	(17,597)

Cash Flows From Investing Activities:
Capital expenditures	(3,267)	(4,738)
Proceeds from sale of assets	126	4,746
Net cash provided by (used in) investing activities	(3,141)	8

Cash Flows From Financing Activities:
Net long-term debt activity	(4,090)	(2,247)
Net line of credit activity	12,231	20,434
Proceeds from exercise of stock options	3	37
Net cash provided by (used in) financing activities	8,144	18,224
Increase (decrease) in cash and equivalents	(3,922)	635
Cash and equivalents at beginning of period	10,454	9,819
Cash and equivalents at end of period	$6,532	$10,454

Use of non-GAAP financial measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance to GAAP. We provide these non-GAAP financial measures to be helpful in assessing the Company’s on-going operating results and to allow for greater transparency related to supplemental information. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release and financial statements previously filed with the Securities and Exchange Commission.

Revenue excluding pass-through material:

The revenue excluding pass-through material non-GAAP financial measures used in this press release allow quantification of the margin generating portion of our revenue and the margin performance for that portion. Revenue excluding pass-through material is calculated by subtracting pass-through material from GAAP revenue. Pass-through material is defined as material components where our customer provides the specifications, dictates the supplier and negotiates the price of components to be added to the Innovex manufactured flexible circuit. The product including the highest portion of pass-through material on a per revenue dollar and in total is the Company’s FSA product.

In millions	Quarter ending
	September 29,	September 29,	June 30,
	2007	2007	2008
Net sales	$20.8	$21.8	$16.2
Pass-through material components	5.1	10.2	5.9
Revenue excluding pass-through material	$15.7	$11.6	$10.3
In millions	Year ending
	September 29, 2008	September 30, 2007
Net sales	$71.0	$87.8
Pass-through material components	25.3	41.4
Revenue excluding pass-through material	$45.7	$46.4

Net loss and net loss per share excluding restructuring:

The net loss and net loss per share excluding restructuring costs non-GAAP financial measures used in this press release provide information related to our operating results excluding charges related to transitional activities.

Net loss excluding restructuring:

In millions	Quarter ending
	September 27,	September 29,	June 30,
	2008	2007	2008
Net loss	$6.5	$10.2	$4.5
Restructuring expense	0.4	4.0	0.5
Net loss excluding restructuring	$6.1	$6.2	$4.0
In millions	Year ending
	September 27, 2008	September 29, 2007
Net loss	$28.0	$32.1
Restructuring expense	3.8	9.9
Net loss excluding restructuring	$24.2	$22.3

Net loss per share excluding restructuring:

	Quarter ending
	September 27,	September 29,	June 30,
	2008	2007	2008
Net loss per share	$0.33	$0.52	$0.23
Restructuring expense per share	0.02	0.20	0.02
Net loss per share excluding restructuring	$0.31	$0.32	$0.21
	Year ending
	September 27, 2008	September 29, 2007
Net loss per share	$1.44	$1.66
Restructuring expense per share	0.20	0.51
Net loss per share excluding restructuring	$1.24	$1.15

CONTACT:
Innovex, Inc.
Randy Acres, CFO, 763-383-4035
Internet: http://www.innovexinc.com